                                                                     Exhibit 1.3


                             CYBERGUARD CORPORATION

                      NON-STATUTORY STOCK OPTION AGREEMENT

         This Stock Option Agreement ("Agreement") is entered into as of the 22nd day of December, 2000, between CyberGuard Corporation ("Corporation"), a Florida corporation having its principal office in Ft. Lauderdale, Florida, and Scott J. Hammack, ("Employee") of the Corporation or one of its subsidiaries.

         1. THE OPTION. Under and subject to the provisions of the Corporation's Stock Incentive Plan as in effect from time to time ("Plan"), the Corporation hereby grants to Employee a non-statutory option to purchase an aggregate of five hundred thousand (500,000) shares of Common Stock of the Corporation at the price of U.S. $1.51 per share ("Option"), subject to the following conditions:

                  (a) The Option shall not be exercisable to any extent until and unless the Employee shall have remained continuously in the employ of the Corporation for one year from the date hereof, except as specifically provided herein otherwise. Nothing herein shall limit or restrict the Corporation's rights to terminate the Employee's employment.

                  (b) During the lifetime of the Employee, the Option shall be exercisable only by the Employee, and (except when Section 2 is applicable) only while the Employee continues as an employee of the Corporation.

                  (c) Notwithstanding any other provision of this Agreement, the Option shall expire no later than five years from the date hereof and shall not be exercisable thereafter.

                  (d) The number of shares of Common Stock of the Corporation with respect to which the Option may be exercised from time to time is limited to the following number of the aggregate number of shares optioned hereby:

                           (i) One hundred thousand (100,000) shares of the
                  Option shall become immediately exercisable on the date that the Employee establishes his principal residence in the State of Florida by purchasing a real property in the State of Florida;

                           (ii) Four hundred thousand (400,000) shares of the
                  Option shall become exercisable as follows:

                                    (1) After the end of one year and prior to
                           the end of two years from the date hereof, not more than one-hundred thirty-three thousand three hundred and thirty-three shares (133,333);

                                    (2) After the end of two years and prior to
                           the end of three years from the date hereof, not more than two hundred sixty-six thousand six hundred and sixty-six shares (266,666);

                                    (3) After the end of three years from the
                           date hereof, not more than four hundred thousand shares (400,000);

                  (e) Upon a "Change of Control" (as the term is defined in the Plan), the Option shall become 100% immediately exercisable in full (to the extent that the Option otherwise has not expired).

         2. TERMINATION OF EMPLOYMENT

                  (a) Death. In the event of the death of the Employee, the Option shall be (i) exercisable only by the executor or administrator of the Employee's estate or by the person or persons to whom the Employee's rights under the Option shall pass by the Employee's will or the laws of descent and distribution, (ii) exercisable if and to the extent that the Option was exercisable at the date of the Employee's death and (iii) shall remain exercisable for the shorter of (a) one year following Employee's death or (b) the remainder of the period of exercisability as stated in Section 1(c).

                  (b) Disability. In the event of termination of Employee's employment due to disability of the Employee, the Option shall be exercisable by the Employee only to the extent that the Option was exercisable at the date of such cessation of employment, and no more, and shall remain exercisable for the shorter of (i) one year following Employee's termination of employment or (ii) the remainder of the period of exercisability as stated in Section 1(c).

                  (c) Retirement. In the event of Retirement of the Employee, the Option shall be exercisable by the Employee only to the extent that the Option was exercisable at the date of such cessation of employment, and no more, and shall remain exercisable for the shorter of (i) one year following Employee's termination of employment or (ii) the remainder of the period of exercisability as stated in Section 1(c). The term "Retirement" is specially defined in the Plan; generally, a termination in service from the Company will be covered by provisions regarding terminations for reasons other than death, disability, or Retirement, and not this paragraph.

                  (d) Termination of Employment. In the event of termination of Employee's employment for reasons other than death, disability or Retirement, the Option shall be exercisable by the Employee only to the extent that it was exercisable at the date of such cessation of employment, and no more, and shall remain exercisable for the shorter of (i) three (3) months following Employee's termination of employment or (ii) the remainder of the period of exercisability as stated in
         Section 1(c).

Notwithstanding the foregoing provisions of this section 2, in the event that:
(x) the Employee has entered into an Employment Agreement with the Corporation ("Employment Agreement"); and (y) if Employee's Employment Agreement is terminated under circumstances that give Employee a longer period of exercise or greater rights than those set forth in this Agreement, then the terms and conditions governing exercisability and continuation of the Option after termination of Employment contained in the Employment Agreement shall supersede those set forth in this Agreement.


         3. EXERCISE OF OPTION. The Option may be exercised by delivering to the Corporation at the office of the Corporate Secretary (a) a written notice, signed by the person entitled to exercise the Option, stating the number of shares such person then elects to purchase hereunder, (b) payment in an amount equal to the full purchase price of the shares then to be purchased, and (c) in the event the Option is exercised by any person other than the Employee, evidence satisfactory to the Corporation that such person has the right to exercise the Option. If it is required (in the estimation of the Corporation), the Corporation also may require the payment of any withholding or other applicable taxes at the time of exercise of the Option. Payment shall be made
(i) in cash, (ii) in previously acquired shares of Common Stock of the Corporation, valued at their Fair Market Value on the day preceding the exercise date of the Option, or (iii) in any combination of cash and such shares. Shares tendered in payment of the purchase price which have been acquired through an exercise of a stock option shall have been held at least six (6) months prior to exercise of the Option. Upon the due exercise of the Option, the Corporation shall issue in the name of the person exercising the Option, and deliver to the Employee, one or more certificates for the shares in respect of which the Option shall have been so exercised. The Employee acknowledges that the Employee does not have any rights as a shareholder in respect of any shares as to which the Option shall not have been duly exercised and that no rights as a shareholder shall arise in respect of any such shares until and except to the extent that a certificate or certificates for such shares shall have been issued.

         4. PROHIBITION AGAINST TRANSFER. The Option and rights granted by the Corporation under this Agreement are not transferable except by will or the laws of descent and distribution. Without limiting the generality of the foregoing, the Option may not be assigned, transferred except as aforesaid, pledged or hypothecated, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

         5. ADJUSTMENTS. In case there shall be a merger, reorganization, consolidation, recapitalization, stock dividend, a change in corporate structure such that shares of Common Stock are changed into or become exchangeable for a larger or smaller number of shares, or an issuance of Common Stock by the Corporation in exchange for which the Corporation (or its then current shareholders, on a pro-rata basis) does not receive cash or other property, the number of shares subject to outstanding Options shall be increased or decreased in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such change in corporate structure. The number of shares shall always be a whole number, and the purchase price per share of any outstanding Options shall, in the case of an increase in the number of shares, be proportionately reduced, and in the case of a decrease in the number of shares, shall be proportionately increased.

         6. EMPLOYMENT BY PARENT, SUBSIDIARY OR SUCCESSOR. For the purpose of this Agreement, employment by a parent or subsidiary of or a successor to the Corporation shall be considered employment by the Corporation. "Parent" and "subsidiary" as used herein shall have the meaning of "parent" and "subsidiary corporation," respectively, as defined in Section 424 of the Internal Revenue Code of 1986, as amended, or subsequent comparable statute.

         7. COMMITTEE. The Corporation's Board of Directors and the Committee administering the Plan shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe this Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

         8. INCORPORATION OF PLAN PROVISIONS. This Agreement is made pursuant to the Plan, the terms and conditions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein have the meanings set forth in the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

         9. MISCELLANEOUS.

         (i) Words such as "herein", "hereof" and "hereunder" when used in this Agreement shall refer to this Agreement as a whole unless the context requires otherwise.

         (ii) This Agreement embodies the entire agreement between the parties hereto with respect to the Option.

         (iii) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         (iv) This Agreement may be amended or modified only in a written document executed by both of the parties hereto.

         (v) No waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the party granting such waiver and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement in duplicate as of the day and year first above written.

CyberGuard Corporation                         Employee


By:_________________________                   _______________________________
                                               Scott J. Hammack

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